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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this registration statement on Form S-1 (No. 333-02782) and the related Prospectus of our reports dated February 14, 1996, except for Note 5, paragraphs five, six, and seven; Note 6, paragraphs two, three, and four; and Note 7, as to which the date is March 21, 1996; July 31, 1996; June 14, 1994; and June 23, 1995 on our audits of the financial statements and financial statement schedules of Chancellor Radio Broadcasting Company and Subsidiary; the American Media Station Group; Old Chancellor Communications; and KDWB-FM, respectively. We also consent to the references to our firm under the caption "Experts."


COOPERS & LYBRAND L.L.P.

Dallas, Texas

August 6, 1996